Exhibit 5.2

[Letterhead of Morgan, Lewis & Bockius LLP]

September 13, 2013

Corporate Office Properties, L.P.

6711 Columbia Gateway Drive

Suite 300

Columbia, Maryland  21046

Re:	Corporate Office Properties, L.P.
Registration and Issuance of $250,000,000 of 5.25% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as special counsel to Corporate Office Properties Trust, a Maryland real estate investment trust (“COPT”), and Corporate Office Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with certain matters arising out of the registration and issuance by the Operating Partnership of up to $250,000,000 aggregate principal amount of the Operating Partnership’s 5.25% Senior Notes due 2024 (the “Notes”).  The Notes are being sold pursuant to an Underwriting Agreement, dated as of September 9, 2013 (the “Underwriting Agreement”), by and among by and among COPT, the Operating Partnership, and Wells Fargo Securities, LLC, Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters (the “Underwriters”).

In connection with our representation of COPT and the Operating Partnership, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

(i)            The registration statement on Form S-3 (File No. 333-190137) (the “Registration Statement”) filed by COPT and the Operating Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 25, 2013;

(ii)           The preliminary prospectus supplement of the Operating Partnership dated September 9, 2013, including the accompanying base prospectus dated July 25, 2013 (the “Base Prospectus”), which was filed the Operating Partnership on July 25, 2013 pursuant to Rule 424(b)(5) promulgated under the Securities Act;

(iii)          The final prospectus supplement of the Operating Partnership dated September 9, 2013, including the Base Prospectus, which was filed by the Operating Partnership with the Commission on September 11, 2013 pursuant to Rule 424(b)(5) promulgated under the Securities Act (such prospectus in the form so filed pursuant to Rule 424(b), the “Prospectus”);

(iv)          The executed Underwriting Agreement;

(v)           The form of Senior Indenture, to be dated as of September 16, 2013, between the Operating Partnership, as issuer, COPT, as guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, to be dated as of September 16, 2013 (as so supplemented, the “Indenture”), certified as of the date hereof by an officer of COPT;

(vi)          The form of global certificate (the “Global Certificate”), evidencing the aggregate principal amount of the Notes, certified as of the date hereof by an officer of COPT;

(vii)         A certified copy of the Amended and Restated Declaration of Trust of COPT, dated March 3, 1998, as amended October 12, 2001, September 12, 2003, December 28, 2004 , May 27, 2008, May 19, 2010 and June 19, 2012 (the “Declaration of Trust”);

(viii)        A certified copy of the Bylaws of COPT (the “Bylaws”);

(ix)          Resolutions adopted at a telephonic meeting of the Board of Trustees of COPT on August 29, 2013;

(x)           Resolutions adopted at a telephonic meeting of the Pricing Committee of the Board of Trustees of COPT on September 9, 2013;

(xi)          A certificate of the Secretary of COPT as to the authenticity of the Declaration of Trust and Bylaws, the resolutions of COPT’s trustees approving the consummation of the transactions contemplated by the Underwriting Agreement, and other matters that we have deemed necessary and appropriate; and

(xii)         Such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In expressing the opinion set forth below, we have assumed the following:

(a)           Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

(b)           Each individual executing any of the Documents on behalf of a party (other than COPT or the Operating Partnership) is duly authorized to do so.

(c)           Each of the parties (other than COPT or the Operating Partnership) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

(d)           All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Notes have been duly authorized by all necessary partnership action on the part of the Operating Partnership, and that when the Global Certificate evidencing the Notes has been duly executed by the Operating Partnership, duly authenticated by the Trustee in the manner provided in the Indenture and the Notes have been delivered against payment of the purchase price therefor specified in the Underwriting Agreement, the Notes will be valid and binding obligations of the Operating Partnership.

The foregoing opinion is limited to the substantive laws of the Commonwealth of Pennsylvania, the State of New York and the State of Delaware and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the Commonwealth of Pennsylvania, the State of Delaware and the State of New York, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the Commonwealth of Pennsylvania, the State of Delaware and the State of New York, we do not express any opinion on such matter.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for your submission to the Commission as an exhibit to the Current Report on Form 8-K and incorporated by reference into the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption Legal Matters in the Base Prospectus and the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

Morgan, Lewis & Bockius LLP